Exhibit 99.1

NEWS RELEASE
Contacts: Michael Caliel, CEO
FOR IMMEDIATE RELEASE	Integrated Electrical Services, Inc.
713-860-1500

Ken Dennard / Karen Roan
DRG&E / 713-529-6600

INTEGRATED ELECTRICAL SERVICES ANNOUNCES
ORGANIZATIONAL CHANGES IN ITS COMMERCIAL SEGMENT

HOUSTON, June 9, 2011 – The Board of Directors of Integrated Electrical Services, Inc. (NASDAQ: IESC) today announced the appointment of James M. Lindstrom as Interim Chief Executive Officer and President of IES.  Lindstrom succeeds Michael J. Caliel, who will be leaving the Company, effective June 30, 2011, to pursue other interests.  The Board of Directors recognizes the contributions and efforts that Mr. Caliel has made to the organization since he joined the Company in 2006 and wishes him well in his future endeavors.

“Over the past five years, Mike Caliel has led IES’ transformation from a collection of individual electrical and communications contractors to three distinct IES branded divisions focused on the Residential, Commercial & Industrial, and Communications sectors,” said Lindstrom.  “Since late 2010, Mike and I have worked together with corporate and divisional management to revise management incentives to align more closely with shareholder interests, as well as reallocate financial resources to our leading business units and transfer certain corporate responsibilities to the Company’s three business divisions to ensure that our employees can deliver the highest quality service to their individual marketplaces in an efficient and profitable manner.”

Consistent with this reallocation of resources to the Company’s three business divisions, Thomas Santoni, previously Vice President, Central Division, Commercial & Industrial, has been promoted to the position of President, IES Commercial & Industrial.  Santoni joins fellow Divisional Presidents, Donald Fishstein, IES Communications and Dwayne Collier, IES Residential.  Santoni has been with IES for 16 years, serving in various management positions in the commercial and industrial businesses.  He attended the University of Illinois Champaign-Urbana.

Lindstrom also announced that a search has begun to fill the role of the newly formed corporate level position to lead IES’ operational risk management efforts.  This position will oversee risk management activities, with an initial focus on successful major project execution in the Company’s Commercial & Industrial division.

“As we stated in our fiscal second quarter disclosures, our commitment is to return the Company to profitability, and our 2011 restructuring plan will leave us with a solid core of market leading operations with strong leadership teams.  We believe that our focused leadership structure will better position the Company for improved profitability as the market recovers,” concluded Lindstrom.

Lindstrom, age 38, was appointed to the Board in May 2010, elected as Chairman in February 2011 and has previously held roles as a director and senior executive of multiple public companies.  Mr. Lindstrom also is employed by Tontine Associates, the majority shareholder of Integrated Electrical Services.

Integrated Electrical Services, Inc. is a leading national provider of electrical and communications contracting solutions for the commercial, industrial and residential markets. From office buildings to wind farms to housing developments, IES designs, builds and maintains electrical and communications systems for a diverse array of customers, projects and locations.  For more information about IES, please visit www.ies-co.com.

Certain statements in this release, including statements regarding the restructuring plan and total estimated charges and cost reductions associated with this plan, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, all of which are based upon various estimates and assumptions that the Company believes to be reasonable as of the date hereof. These statements involve risks and uncertainties that could cause the Company's actual future outcomes to differ materially from those set forth in such statements. Such risks and uncertainties include, but are not limited to, the inherent uncertainties relating to estimating future operating results and the Company's ability to generate sales and operating income; potential defaults under credit facility and term loan; cross defaults under surety agreements; potential depression of stock price triggered by the potential sale of controlling interest or the entire company as a result of controlling stockholder’s decision to pursue a disposition of its interest in the company; fluctuations in operating results because of downturns in levels of construction; delayed project start dates and project cancellations resulting from adverse credit and capital market conditions that affect the cost and availability of construction financing; delayed payments resulting from financial and credit difficulties affecting customers and owners;  inability to collect moneys owed because of the depressed value of projects and the ineffectiveness of liens;  inaccurate estimates used in entering into contracts; inaccuracies in estimating revenue and percentage of completion on projects; the high level of competition in the construction industry, both from third parties and former employees; weather related delays; accidents resulting from the  physical hazards associated with the Company's work; difficulty in reducing SG&A to match lowered revenues; loss of key personnel; litigation risks and uncertainties; difficulties incorporating new accounting, control and operating procedures and centralization of back office functions; and failure to recognize revenue from work that is yet to be performed on uncompleted contracts and/or from work that has been contracted but not started due to changes in contractual commitments.

You should understand that the foregoing, as well as other risk factors discussed in this document and in the Company’s annual report on Form 10-K for the year ended September 30, 2010, could cause future outcomes to differ materially from those expressed in such forward-looking statements. The Company undertakes no obligation to publicly update or revise information concerning its restructuring efforts, borrowing availability, or cash position or any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Forward-looking statements are provided in this press release pursuant to the safe harbor established under the private Securities Litigation Reform Act of 1995 and should be evaluated in the context of the estimates, assumptions, uncertainties, and risks described herein.

General information about Integrated Electrical Services, Inc. can be found at http://www.ies-co.com under "Investor Relations." The Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the Company’s website as soon as reasonably practicable after they are filed with, or furnished to, the SEC.

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